The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor are they soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-170632
SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 16, 2010)

2,200,000 American Depositary Shares

VanceInfo Technologies Inc.

Representing 2,200,000 Ordinary Shares

We are offering 2,200,000 American Depositary Shares, or ADSs, each of which represents one ordinary share, par value US$0.001 per share, of VanceInfo Technologies Inc., or VanceInfo. We have granted the underwriter an option to purchase up to 330,000 ADSs, within 30 days from the date of this prospectus supplement to cover over-allotments.

Our ADSs are listed on the New York Stock Exchange, or NYSE, under the symbol “VIT.” On November 19, 2010, the closing sale price of our ADSs on the NYSE was US$35.80 per ADS.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page S-14 and other risk factors incorporated by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter has agreed to purchase the ADSs from us at a price of US$      per ADS, which will result in net proceeds to us, after deducting estimated expenses related to this offering, of approximately US$      million assuming no exercise of the over-allotment option granted to the underwriter. The underwriter may offer our ADSs in transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or otherwise.

The underwriter expects to deliver the ADSs to purchasers on or about          , 2010.

Citi

November      , 2010

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document comprises two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not be applicable to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus or any document incorporated by reference, you should rely on the information in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus supplement is an offer to sell the ADSs offered hereby only under circumstances and in jurisdictions where it is lawful to do so.

In this prospectus supplement, unless otherwise indicated:

•	“we,” “us,” “our company,” “our” and “VanceInfo” refer to VanceInfo Technologies Inc., a Cayman Islands company, its predecessor, the IT services business of Beijing Wensi Chuangyi Software Technology Co., Ltd., its subsidiaries and its variable interest entity, Shanghai Megainfo Tech Co., Ltd., or Megainfo, before its liquidation in January 2009;

•	“ADSs” refers to our American depositary shares, each of which represents one ordinary share, and “ADRs” refers to the American depositary receipts that evidence our ADSs;

•	“attrition rate,” with respect to an information technology, or IT service company or its business unit during a specified period, refers to the ratio of the number of professionals that have left that company during the period, excluding employees employed for less than six months, to the number of full-time professionals that were on that company’s payroll at the ending date of the same period;

•	“Cathay Pacific” refers to Cathay Pacific Airways Limited;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for purposes of this prospectus supplement only, Taiwan, Hong Kong and Macau;

•	“Citibank” refers to Citibank N.A., Singapore Branch and Citicorp Software and Technologies Services (Shanghai) Limited and Citigroup Data Processing (Shanghai) Corporation, Ltd. Dalian Branch;

•	“Expedia” refers to Expedia, Inc. and certain of its affiliates;

•	“Greater China” refers to the People’s Republic of China, including, for purposes of this prospectus supplement only, Taiwan and Hong Kong;

•	“Huawei” refers to Huawei Technologies Co., Ltd. and certain of its affiliates;

•	“IBM” refers to International Business Machines China Company Limited, IBM Global Services (China) Company Limited and IBM Solution and Services (Shenzhen) Co., Ltd.;

•	“Microsoft” refers to Microsoft Corporation, Microsoft (China) Co., Ltd. and Microsoft Development Co., Ltd.;

S-ii

•	“professionals,” with respect to an IT service company, refer to employees executing IT services for its clients;

•	“RMB” or “Renminbi” refers to the legal currency of China;

•	“shares” or “ordinary shares” refers to our ordinary shares with par value US$0.001 per share;

•	“TIBCO” refers to TIBCO Software Inc.;

•	“US$,” “U.S. dollar” or “$” refers to the legal currency of the United States;

•	all shares and per share data have been adjusted to reflect a 100-for-1 split that became effective on March 10, 2005 and a further 10-for-1 split that became effective on November 3, 2005; and

•	all discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

S-iii

SUMMARY

The following summary contains information about us and the offering. It may not contain all of the information that may be important to you in making an investment decision. For a more complete understanding of us and the offering, we urge you to read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference, including our financial statements and the notes to those statements contained in such documents. Unless otherwise indicated or the context otherwise requires, the information in this prospectus supplement assumes that the underwriter in the offering does not exercise its over-allotment option to purchase additional ADSs.

Overview

We are an IT service provider and one of the leading offshore software development companies in China. According to International Data Corporation, or IDC, a leading independent market research firm, we ranked number one China-based offshore software development service providers for the North American and European markets as measured by 2007, 2008 and 2009 revenues. Our comprehensive range of IT services includes research and development services, enterprise solutions, application development and maintenance, quality assurance and testing, globalization and localization as well as other solutions and services. We provide these services primarily to corporations headquartered in Greater China, the United States, Europe and Japan, targeting selected industries with high growth potential for IT services such as technology, telecommunications, financial services, travel services, manufacturing, retail and distribution.

We offer our services through our globally integrated network of onsite and offsite delivery locations, primarily in China, to enable our clients to focus on their core competencies and improve operating efficiencies. With over 9,512 professionals as of September 30, 2010, we operate a number of development centers in China, each with dedicated project teams and facilities designed to provide tailored solutions to individual clients. We also deliver our services at clients’ facilities or via our offices in major cities across Greater China, and in the United States, Europe, Japan and Malaysia.

Our major clients include Expedia, Huawei, Microsoft, TIBCO, and a European mobile handset manufacturer. The number of our clients increased significantly from 205 for 2007 to 272 for 2009. We deploy our sales and marketing teams in several of our key target markets and in close proximity to our clients, which enables us to better understand our clients’ needs, effectively cross-sell our services and develop new client relationships.

In recent years, we have experienced significant organic growth, complemented by selective strategic acquisitions. Since 2005, we have made a number of acquisitions to strengthen our service lines and industry expertise, diversify our client base, and expand our sales network and delivery platform. Our net revenues grew from US$62.7 million in 2007 to US$148.1 million in 2009, representing a compound annual growth rate, or CAGR, of 53.7%. Our net income grew from US$9.6 million to US$21.5 million over the same period, representing a CAGR of 49.5%. Between the first nine months of 2009 and the first nine months of 2010, our net revenues and net income grew 45.0% and 44.5%, respectively, from US$104.8 million and US$14.8 million for the first nine months of September 30, 2009 to US$151.9 million and US$21.5 million for the first nine months of 2010.

Industry Background

The role of IT in businesses has transformed from an operational overhead to a major source of competitive advantage. Today, businesses depend on IT to enhance productivity, increase service levels and accelerate time-to-market. Since delivering these benefits in a cost-effective manner is critical to the success of an organization, businesses globally are outsourcing a growing portion of their IT processes. More significantly, many of these businesses are increasingly outsourcing IT processes to offshore locations, such as China and India, which offer a variety of benefits, including a high-quality and cost-effective workforce, fast delivery of new IT services and innovations in solutions, processes and technologies.

Over the last few years, driven by the rising labor costs and high levels of attrition in India, as well as a need to reduce their regional dependence on India, multinational corporations have increasingly focused on finding attractive alternative offshore outsourcing destinations such as China. Due to its technology sophistication and large low cost talent pool, as well as an increasing trend in multinational corporations expanding their operations in Asia, China has developed into an important offshore outsourcing destination. At the same time, China has a significant domestic IT services market driven by continued growth in the domestic economy and increased IT spending from government agencies, state-owned enterprises and local corporations.

China-based IT Services Industry

We believe that the growth of the China-based IT services industry is expected to significantly outpace the overall global IT services industry.

•	China-based Domestic IT Services Industry. China is one of the largest emerging markets for IT services, backed by strong domestic economic growth, government incentives and market stimulus policies. IDC has estimated that China’s domestic spending on IT services will grow at a CAGR of 14.1% from US$10.7 billion in 2009 to US$20.6 billion in 2014. We believe continuous government stimulus and increasing IT spending from domestic enterprises will generate significant domestic demand for IT services and will also contribute to IT services growth in China. We believe the Chinese government’s RMB4 trillion (US$576.3 billion) market stimulus package introduced in 2008, which promotes crucial infrastructure projects that should generate significant domestic demand for IT services, will also contribute to IT services growth in China.

•	China-based Offshore IT Services Industry. As part of the growth of the IT services industry in China, China is rapidly developing as an emerging alternative destination for U.S., European and Japanese companies to offshore their IT services. By outsourcing to China, overseas companies are able to access its fast growing supply of professionals while aligning their IT offshoring initiatives with their overall China business development strategies. IDC has estimated that the China-based offshore software development industry, including services in application development and maintenance, testing, embedded software development, localization, as well as software research and development outsourcing, will grow from US$2.8 billion in 2009 to US$7.6 billion in 2014, representing a CAGR of 22.4%. Within the China-based offshore software development market, IDC has predicted that revenues contributed by the North American and European end markets would increase to US$4.6 billion by 2014, representing 60.8% of the China-based offshore development market and a CAGR of 28.4% from 2009. The growth of the China-based offshore software development industry is expected to far outpace that of the global offshore IT services industry.

Key Growth Drivers of the China-based IT Services Industry

The China-based domestic and offshore IT services industries are expected to experience significant growth mainly driven by:

•	Diversification away from more established Indian IT offshoring companies, driven by rising labor costs and high levels of attrition in India, as well as a need to reduce regional dependence on India for IT services;

•	Growing recognition of China as a preferred destination for offshore IT services due to its increasing technology sophistication and substantial low cost talent pool;

•	Further expansion of multinational corporations in China driving increased offshore IT spending for Chinese vendors given proximity advantages;

•	Rapid growth in domestic demand for IT services backed by continued growth in the local economy and government incentives and market stimulus initiatives;

•	Substantial talent pool with a significant cost advantage resulting from a large number of science and engineering graduates in China entering the workforce at relatively low wage levels; and

•	Strong government support for the IT and high technology industries including the adoption of various incentives, such as favorable tax treatment, to enhance the growth of the IT services industry.

Our Strengths

We believe that the following strengths differentiate us from our competitors and enable us to capitalize on the projected growth in the IT services industry in China:

• Proven Ability to Grow Rapidly and Sustain Profitability

According to IDC, we ranked as the number one China-based offshore software development service provider, as measured by revenues, for the North American and European markets in 2007, 2008 and 2009. We have experienced significant organic growth in recent years complemented by selective strategic acquisitions, while maintaining our profitability. Our net revenues grew from US$62.7 million in 2007 to US$148.1 million in 2009, representing a CAGR, of 53.7%. Our net income grew from US$9.6 million to US$21.5 million over the same period, representing a CAGR of 49.5%. We believe that our growth significantly outpaced the growth of the global IT services industry as well as the offshore IT services industries in India and China.

The number of our clients increased significantly from 205 for 2007 to 272 for 2009 and the number of our professionals increased from 3,675 as of December 31, 2007 to 9,512 as of September 30, 2010. We have successfully managed our growth by investing in infrastructure and recruiting, training and rapidly deploying new professionals. We have achieved and maintained profitability as we rapidly expanded our business operations and continued to broaden our service lines.

• Extensive Suite of Sophisticated IT Services and Flexible Delivery Model

We have extensive experience in research and development services and have accumulated a variety of skill sets with respect to the development of software applications over a broad range of technology areas. Our research and development resources allow us to serve clients that seek highly skilled product development services, including services for their core technologies. On the strength of our core competencies in research and development services, we now provide a comprehensive suite of IT services that span the entire software development life cycle, ranging from enterprise solutions, application development and maintenance, quality assurance and testing to globalization and localization. We have a well-defined methodology to update and extend our service lines to meet the evolving needs of the global marketplace.

We have established a broad and flexible delivery base for our services. We currently operate a number of development centers in China with dedicated project teams and facilities designed to provide tailored solutions for individual clients. We employ advanced technologies to ensure a high level of security, confidentiality and intellectual property protection. Our professionals serve our clients onsite and via our offices in major cities across Greater China, and in the United States, Europe and Japan. We believe our delivery base offers us a number of important business advantages, including a scalable infrastructure to efficiently deploy resources, an enhanced ability to service major clients with dedicated resources and enhanced business continuity capabilities.

• Long-standing Track Record with Blue-chip Clients

We have established long-standing relationships with some of the world’s leading companies including Citibank, Expedia, Huawei, IBM, Microsoft and TIBCO. Our relationship with these blue chip clients originated with discrete projects and evolved into cross-company multi-service projects due to the strength of our execution capabilities, quality delivery results and diversified service offerings. We have achieved strong revenue growth by focusing on such select, long-term customer relationships that we refer to as strategic accounts. Our top five clients in 2009 in aggregate accounted for 56.3% of our net revenues in 2009. Net revenues from our top five clients grew from US$33.7 million in 2007 to US$55.2 million in 2008, and further to US$83.3 million in 2009, representing a CAGR of 57.2%. By leveraging our long-standing client relationships, we are able to gain a better understanding of our clients’ needs and effectively cross-sell our services. In addition, our success with existing clients provides us with strong references and validation to help secure new clients. Our track record with such blue-chip clients and the strength of our delivery capabilities enabled us to recently win a contract from a leading global online travel services provider to provide application development and maintenance services.

• Strategic Positioning in Select Attractive Industries and Geographic Markets

Our business is diversified across a range of industries and geographic markets. We have targeted a number of industries such as technology, telecommunications and financial services through a combination of organic growth and focused acquisitions and are thus strategically positioned to benefit from the attractive growth opportunities for IT services in these industries. Our clients include, among others, Expedia and Cathay Pacific in the travel and transportation industry, IBM, Microsoft and TIBCO in the technology industry, Huawei and a leading European handset manufacturer in the telecommunications industry, and China Merchants Bank and Citibank in the financial services industry. Our expertise and experience in these industries enables us to better respond to the technological challenges faced by our clients and expand our service lines and client base.

Our client base is geographically diverse, comprising corporations headquartered in the United States, Europe, Japan and Greater China. We believe that our diversified geographic coverage, particularly the growth of our business in Greater China, has assisted us in weathering the current economic downturn, including that in the United States and Japan. We believe that our diversified business model will assist us in achieving relatively stable revenue and cash flow, which will allow us to more effectively plan and invest in the growth of our business.

• Experienced Management Team and High-quality Professionals

We benefit from the effective leadership of a management team with diverse backgrounds and extensive experience in IT services. Our top eight senior managers have an average of 17 years of industry experience in their relevant fields. Our management team has extensive experience in working outside of China and managing the business operations of both domestic and multinational corporations. Moreover, we believe that our management team has successfully guided our rapid expansion while increasing client satisfaction.

Our reputation as a leading offshore software development service provider in China and our relationships with high-profile clients allow us to attract and retain talent in China. In addition, our internship programs with over 20 Chinese universities and various on-campus training activities give us a high profile within a high-quality talent pool and hence a competitive edge in recruiting the best candidates.

• Disciplined Acquisition Strategy and Proven Integration Capability

The primary driver of our growth has been organic business development, complemented by selective strategic acquisitions. Since 2005, we have completed a number of acquisitions and have demonstrated our ability to successfully integrate acquisitions into our business. These acquisitions have strengthened our service lines and industry expertise, diversified our client base and expanded our delivery platform. For example, our acquisition of Beijing Innovation Technology Co., Ltd. in 2007 strengthened our research and development services capabilities and mobile telecommunications expertise and provided us with access to cooperation with more clients in the mobile sector. Our acquisitions of two service providers of Huawei, one of our major clients, in 2008 and 2009, brought us over 200 experienced IT professionals and strengthened our relationship with Huawei. In July 2009, we acquired the operating subsidiaries of TP Corporation Limited. The acquisition has strengthened our expertise in customer relationship management solutions and enabled us access to more clients in Hong Kong and southeast Asia. In February 2010, we made a strategic investment in Beijing Viatt Information Technology Co. Ltd, or Viatt, an IT services and solution provider for Chinese domestic financial institutions. In July 2010, we acquired Link Result Limited, or Link Result, a China-based company providing IT outsourcing services to multinational financial institutions. Through the investment in Viatt and the acquisition of Link Result we aim to strengthen our position in the financial services sector and enhance our domestic and global client base. Substantially all senior management members of the acquired companies have remained with us and become an integral part of our management team.

• Domestic and International Brand Recognition and Reputation as the Leading Chinese IT Services Provider

We ranked as the number one China-based offshore software development service provider for the North American and European markets as measured by revenues in 2007, 2008 and 2009, according to IDC. Additionally, in August 2010, we were selected to the 2010 Global Services “Top 10 Outsourced Product Development Vendors” list. This marks the first time a Chinese vendor has been selected by Global Services to be among the world’s leading vendors of software research and development services.

Due to the consistent recognition from industry bodies and independent third party research organizations, and as the only U.S.-listed China-based IT services provider with substantial business from both the domestic and the offshore markets, we enjoy significant brand awareness among both our international and domestic client base. We believe that this enhanced brand visibility and the credibility that we derive from our U.S. listing significantly enhances our access to prospective clients and our ability to expand existing client relationships.

Our Strategy

Our goal is to maintain our leadership in the rapidly growing IT services industry in China. Our growth strategy consists of the following elements:

• Further Strengthen and Expand Service Line Expertise

We intend to distinguish ourselves by further enhancing our capabilities across the full spectrum of IT services. We aim to continue leveraging our current technical capabilities and expertise to expand into new lines of business that require a more complex skill set and offer higher billing rates. We also continually evaluate other areas of growth, such as business process outsourcing and infrastructure outsourcing. We aim to provide our clients with a “one-stop shop” solution to meet all of their external IT service needs.

• Continue to Penetrate and Grow Strategic Client Accounts

Building on our established relationships with contacts within existing clients, we will continue cross-selling our wide range of services to other departments and regional offices of our clients. We plan to leverage our strong presence in China and our better understanding of the culture and market in China to provide more technical support for our clients’ marketing activities in China. We believe that our participation in these marketing efforts presents new opportunities to further develop our partnerships with our clients and will contribute to our revenue growth while creating additional value for our clients through high-quality performance and delivery.

• Expand Geographic and Industry Reach

We plan to continue to grow our client base in the United States and Europe by strengthening our sales and marketing efforts within these markets. We will also continue to focus on maintaining market share in the Japanese outsourcing market and serving U.S. customers in Japan based on our enhanced Japanese delivery capabilities. In addition, as China is one of the fastest growing economies in the world and has a substantial domestic IT services market, we intend to devote greater efforts to capturing the increasing market opportunities presented by the expected growth in the Chinese domestic demand for IT service expertise.

We also intend to broaden our expertise to cover a wider range of industries. We will enhance our core competencies in the technology and telecommunications industries, and strengthen our competencies in the financial services industry. Furthermore, we intend to strengthen our position in the travel and transportation, manufacturing, retail and distribution industries while diversifying into other industries in which clients are seeking to outsource their IT service requirements.

• Continue to Improve and Optimize Delivery Capabilities

We intend to develop and maintain a robust delivery infrastructure that will enable us to accommodate volume increases, add new processes, rapidly scale existing processes and meet clients’ evolving demands. We plan to build a multi-shore, global delivery model by exploring opportunities to establish additional overseas delivery offices and expand into other parts of China in response to market demand and client preference. We intend to enhance our human resource management by capitalizing on China’s large talent pool, especially the cost-effective talent supply from outside the major cities, while enhancing our retention efforts. We will continue our focus on systematic knowledge management and internal education by leveraging the learning and experiences of our employees. We have also invested heavily in improving our technical process management system in order to better streamline our delivery process and project management.

• Pursue Further Strategic Acquisitions and Alliances

Our disciplined and selective approach to acquisitions has allowed us to integrate our operations onto the same platform while simultaneously expanding the breadth of our service lines and our industry and geographic coverage. Building on our strong acquisition track record, we plan to continue to selectively consider strategic relationships with industry leaders or acquisitions that would complement our existing services or client base, add to our industrial expertise coverage, or expand our geographic reach. In particular, we plan to strengthen our industry competencies and enhance our onshore delivery capabilities through acquisitions of and partnerships with synergistic IT services companies, including in the United States and China.

Our Challenges

The primary challenges we face include:

•	the effect of the global economic downturn on our business and operating results;

•	our dependence on a limited number of clients;

•	our concentration in a limited number of industries;

•	intense competition from other IT outsourcing companies;

•	management of our growth and effective integration of acquired businesses; and

•	increases in wages for professionals and the recruitment and retention of trained employees.

We also face other risks and uncertainties that may materially affect our business, financial condition, results of operations and prospects. You should consider the risks discussed or incorporated by reference in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus, including those in the “Recent Developments” section of the accompanying prospectus, before investing in the ADSs.

Corporate Structure

We commenced operations in 1995 through the IT services business of Beijing Wensi Chuangyi Software Technology Co., Ltd., or Wensi Chuangyi, a limited liability company established in China. In 1999 and 2002, two subsidiaries of Wensi Chuangyi, Shanghai Wensi Chuangyi Technology Co., Ltd., or Shanghai Wensi Chuangyi, and Wuhan Wensi Chuangyi Technology Co., Ltd., or Wuhan Wensi Chuangyi, were incorporated in China as part of the expansion of our IT services businesses.

Our holding company, VanceInfo Technologies Inc., was incorporated under the laws of the British Virgin Islands in April 2004. In July 2004, we formed VanceInfo Creative Software Technology Ltd., or VanceInfo Beijing, a wholly owned subsidiary of VanceInfo, in China. In August 2004, VanceInfo Beijing acquired the IT services business and related assets of Wensi Chuangyi, including those of Shanghai Wensi Chuangyi and Wuhan Wensi Chuangyi. In October 2005, VanceInfo was redomiciled to the Cayman Islands, and is currently an exempted company with limited liability operating under the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised).

The following diagram illustrates our current corporate structure and the place of formation and affiliation of each of our subsidiaries as of the date hereof.

VanceInfo Technologies Inc. (Cayman Islands)
99.9%
100%
100%
100%
VanceInfo Japan Inc. (Japan) (1)
VanceInfo Creative Software Technology Ltd. (PRC) (2)
VanceInfo Technologies Inc. (United States) (3)
VanceInfo Creative Software Technology Ltd. (British Virgin Islands) (4)
100%
100%
100%
100%
100%
100%
100%
100%
100%
100%
100%
100%
Nanjing VanceInfo Creative Software Technology Limited (PRC) (5)
Shanghai VanceInfo Creative Software Technology Limited (PRC) (6)
Beijing Chosen Technology Co., Ltd. (PRC) (7)
Shanghai VanceInfo Technologies Limited (PRC) (8)
Wireless Info Tech, Ltd. (United States) (9)
VanceInfo Malaysia Inc. Sdn. Bhd. (Malaysia) (10)
VanceInfo Technologies Limited (Hong Kong) (11)
TP Teleservices Limited (Hong Kong) (12)
TP (Hong Kong) Limited (Hong Kong) (13)
TP Consultants Limited (Hong Kong) (14)
TP (Taiwan) Limited (Hong Kong) (15)
Link Result Limited (Hong Kong) (19)
100%
100%
100%
100%
VanceInfo Technologies Limited (PRC) (16)
Shenzhen VanceInfo Creative Software Technology Limited (PRC) (17)
TP Software Technology (Shanghai) Co., Ltd. (PRC) (18)
A-IT (Shanghai) Software Service Co., Ltd. (PRC) (20)

(1)	VanceInfo Japan Inc., or VanceInfo Japan, formerly named Worksoft Japan Inc., has 1,400,000 outstanding shares, with 1,399,900 shares owned by VanceInfo, 100 shares owned by Mr. Xiaolai Wang, a Chinese citizen.

(2)	VanceInfo Creative Software Technology Ltd., or VanceInfo Beijing, a Chinese limited liability company, 100% owned by VanceInfo.

(3)	VanceInfo Technologies Inc., or VanceInfo US, formerly named Worksoft Creative Software Technology Inc., a corporation incorporated under the laws of the State of Delaware in the United States, 100% owned by VanceInfo.

(4)	VanceInfo Creative Software Technology Ltd., or VanceInfo BVI, formerly named Worksoft Creative Software Technology Ltd., a holding company incorporated under the laws of the British Virgin Islands, 100% owned by VanceInfo.

(5)	Nanjing VanceInfo Creative Software Technology Limited, or Nanjing VanceInfo, a Chinese limited liability company, 100% owned by VanceInfo Beijing.

(6)	Shanghai VanceInfo Creative Software Technology Limited, or VanceInfo Shanghai Creative, a Chinese limited liability company, 100% owned by VanceInfo Beijing.

(7)	Beijing Chosen Technology Co., Ltd., or Chosen, a Chinese limited liability company, 100% owned by VanceInfo Beijing.

(8)	Shanghai VanceInfo Technologies Limited, or Shanghai VanceInfo, formerly named Shanghai Solutions Software Co., Ltd., a Chinese limited liability company, 100% owned by VanceInfo Beijing.

(9)	Wireless Info Tech, Ltd., or WIT, a corporation incorporated under the laws of the California in the United States, 100% owned by VanceInfo US.

(10)	VanceInfo Malaysia Inc. Sdn. Bhd., or VanceInfo Malaysia, a corporation incorporated under the laws of Malaysia, 100% owned by VanceInfo BVI.

(11)	VanceInfo Technologies Limited, or VanceInfo Hong Kong, formerly named Worksoft Information Technology Service Limited, a company incorporated under the laws of Hong Kong, 100% owned by VanceInfo BVI.

(12)	TP Teleservices Limited, a company incorporated under the laws of Hong Kong, 100% owned by VanceInfo BVI.

(13)	TP (Hong Kong) Limited, or TP Hong Kong, a company incorporated under the laws of Hong Kong, 100% owned by VanceInfo BVI.

(14)	TP Consultants Limited, a company incorporated under the laws of Hong Kong, 100% owned by VanceInfo BVI.

(15)	TP (Taiwan) Limited, a company incorporated under the laws of Hong Kong, 100% owned by VanceInfo BVI.

(16)	VanceInfo Technologies Limited, or VanceInfo Tianjin, a Chinese limited liability company, 100% owned by VanceInfo Hong Kong.

(17)	Shenzhen VanceInfo Creative Software Technology Limited, or VanceInfo Shenzhen, a Chinese limited liability company, 100% owned by VanceInfo Hong Kong.

(18)	TP Software Technology (Shanghai) Co., Ltd., or TP Shanghai, a Chinese limited liability company, 100% owned by TP Hong Kong.

(19)	Link Result Limited, a company incorporated under the laws of Hong Kong, 100% owned by VanceInfo BVI.

(20)	A-IT (Shanghai) Software Services Co., Ltd., a Chinese limited liability company, 100% owned by Link Result Limited.

Corporate Information

Our principal executive offices are located at 3/F, Building 8, Zhongguancun Software Park, Haidian District, Beijing 100193, People’s Republic of China. Our telephone number at this address is +86 (10) 8282-5266. Our registered office in the Cayman Islands is located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, George Town, Grand Cayman, KY1-1111, Cayman Islands. Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our principal website is www.vanceinfo.com. The information contained on our website is not a part of this prospectus supplement or the accompanying prospectus. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011.

The Offering

The following summary contains basic information about our ADSs being offered and is not intended to be complete. It may not contain all the information that is important to you. For a more complete understanding of our ADSs, please refer to the sections of the accompanying prospectus entitled “Description of Share Capital” and “Description of American Depositary Shares.”

Issuer	VanceInfo Technologies Inc.

Total ADSs offered by Us	2,200,000 ADSs

Ordinary shares outstanding immediately after this offering	44,226,910 ordinary shares outstanding, or 44,556,910 ordinary shares outstanding if the underwriter’s over-allotment option is exercised in full.

Over-allotment Option	We have granted the underwriter an option to purchase up to 330,000 additional ADSs, within 30 days from the date of this prospectus supplement to cover over-allotments.

The ADSs	Each ADS represents one ordinary share.

The depositary will hold the ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement. You may turn in your ADSs to the depositary in exchange for ordinary shares. The depositary will charge you fees for any exchange. We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of the accompanying prospectus.

Depositary	JPMorgan Chase Bank N.A.

Listing	Our ADSs are listed on the NYSE under the symbol “VIT.”

Use of Proceeds	Our net proceeds from this offering after deducting the underwriting discounts and commissions and the estimated aggregate offering expenses payable by us are expected to be approximately US$ million, or approximately US$ million if the underwriter’s over-allotment option is exercised in full. We plan to use the net proceeds we receive from this offering for general corporate purposes.

Risk Factors	See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement, as such factors may be amended, updated or modified periodically in our reports filed with the SEC, for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Lock-up Agreements	We have agreed with the underwriter not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 90 days after the date of this prospectus supplement. Certain directors and executive officers of our company have agreed with the underwriter not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 30 days after the date of this prospectus supplement. See “Underwriting” for more information.

Recent Developments

Selected Unaudited Results for Three Months Ended September 30, 2010

On November 17, 2010, we announced our unaudited financial results for the three months ended September 30, 2010.

Three months ended September 30, 2010 compared to the three months ended September 30, 2009.

Our net revenues in the three months ended September 30, 2010 increased by 39.0% to US$55.9 million from US$40.2 million in the three months ended September 30, 2009. The increase in net revenues was driven by diversified growth across all major service lines and geographic markets. Our gross profit in the three months ended September 30, 2010 increased by 35.3% to US$20.3 million from US$15.0 million in the three months ended September 30, 2009. Our gross margin was 36.3% in the three months ended September 30, 2010 as compared to 37.3% in the three months ended September 30, 2009. The margin decline reflects some temporary project delays as well as our investments in hiring of senior management and professionals to strengthen our vertical expertise and U.S. expansion. Our operating income in the three months ended September 30, 2010 increased by 25.8% to US$7.5 million from US$6.0 million in the three months ended September 30, 2009. Our operating margin was 13.4% in the three months ended September 30, 2010, compared to 14.8% in the three months ended September 30, 2009. The margin decline was primarily attributable to the lower gross margin and higher operating expenses. Our net income in the three months ended September 30, 2010 increased by 33.9% to US$7.7 million from US$5.8 million in the same period of 2009. Our net margin was 13.8% in the three months ended September 30, 2010, compared to 14.3% in the same period in 2009.

Nine months ended September 30, 2010 compared to the nine months ended September 30, 2009

Our net revenues in the first nine months of 2010 increased by 45.0% to US$151.9 million from US$104.8 million in the first nine months of 2009. The increase in net revenues was primarily driven by diversified growth across all major service lines and geographic markets. Our gross profit for the first nine months of 2010 increased by 42.2% to US$56.3 million from US$39.6 million in the same period of 2009. Our gross margin was 37.0% for the first nine months of 2010, compared to 37.8% for the same period of 2009. The margin decline reflects the pricing adjustments from certain large U.S. customers since July 2009 as well as our investments in hiring more senior management and professionals. Our operating income for the first nine months of 2010 increased by 46.1% to US$22.9 million from US$15.7 million in the prior year period. Our operating margin was 15.1% in the first nine months of 2010, consistent with 15.0% in the same period of 2009. Our net income for the first nine months of 2010 increased by 44.5% to US$21.5 million from US$14.8 million for the same period of 2009. Our net margin was 14.1% in the first nine months of 2010, compared to 14.2% in the same period in 2009.

Summary Consolidated Financial and Operating Data

The following summary consolidated statement of operations data for the years ended December 31, 2007, 2008 and 2009 and the consolidated balance sheet data as of December 31, 2008 and 2009 have been derived from our audited consolidated financial statements in our annual report on Form 20-F for the year ended December 31, 2009. The following summary unaudited condensed consolidated statement of operations data for the nine months ended September 30, 2009 and September 30, 2010, and the summary unaudited condensed consolidated balance sheet data as of September 30, 2010, have been prepared on the same basis as our audited consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2009.

The summary consolidated financial data should be read in conjunction with those financial statements and the accompanying notes and “Item 5. Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2009 as filed with the Securities and Exchange Commission on April 30, 2010 and the financial statements and the accompanying notes and management’s discussion and analysis of financial condition and result of operations for the six months ended June 30, 2009 and 2010 included in our current report on Form 6-K as filed with the SEC on November 16, 2010, incorporated by reference in the accompanying prospectus. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles. The historical results are not necessarily indicative of results to be expected in any future periods.

				For the Nine Months Ended
	For the Year Ended December 31,			September 30,
	2007	2008	2009	2009	2010
				(Unaudited)
	(in US$ thousands, except percentage, share, per share and per ADS data)

Consolidated Statement of Operations Data
Net revenues	62,714	102,663	148,066	104,813	151,944
Cost of revenues(1)	(38,544)	(62,911)	(92,171)	(65,242)	(95,660)

Gross profit	24,170	39,752	55,895	39,571	56,284
Selling, general and administrative expenses(1)	(16,180)	(25,905)	(34,710)	(24,662)	(36,613)
Change in fair value of contingent consideration liability arising from business acquisitions	—	—	(62)	—	(193)
Other operating income	860	858	1,754	772	3,438

Income from operations	8,850	14,705	22,877	15,681	22,916
Other income, net	945	2,662	651	539	496

Income before income taxes and earnings in equity method investment	9,795	17,367	23,528	16,220	23,412
Income tax expense	(174)	(1,298)	(2,089)	(1,406)	(2,109)

Income before earnings in equity method investment	9,621	16,069	21,439	14,814	21,303
Earnings in equity method investment	—	20	69	35	157

Net income	9,621	16,089	21,508	14,849	21,460
Net (income)/loss attributable to noncontrolling interest	(52)	84	—	—	—
Deemed dividend on Series A convertible redeemable preferred shares-accretion of redemption premium	(632)	—	—	—	—

Income attributable VanceInfo Technologies Inc. Shareholders	8,937	16,173	21,508	14,849	21,460

				For the Nine Months Ended
	For the Year Ended December 31,			September 30,
	2007	2008	2009	2009	2010
				(Unaudited)
	(in US$ thousands, except percentage, share, per share and per ADS data)

Net income per ordinary share:
Basic	0.22	0.43	0.56	0.39	0.54
Diluted	0.19	0.40	0.52	0.36	0.50
Net income per ADS:
Basic	0.22	0.43	0.56	0.39	0.54
Diluted	0.19	0.40	0.52	0.36	0.50
Weighted average ordinary shares used in calculating net income per ordinary share:
Basic	11,426,183	37,276,306	38,389,495	38,140,002	39,745,136
Diluted	13,446,087	40,695,982	41,576,217	41,184,890	42,922,256
Other Consolidated Financial Data
Gross margin(2)	38.5%	38.7%	37.8%	37.8%	37.0%
Operating margin(3)	14.1%	14.3%	15.5%	15.0%	15.1%
Net margin(4)	15.3%	15.7%	14.5%	14.2%	14.1%

(1)	Depreciation and amortization expenses included in cost of revenues and selling, general and administrative expenses totaled US$2.5 million, US$3.7 million and US$5.7 million for the years ended December 31, 2007, 2008 and 2009, respectively, and US$5.4 million and US$3.8 million for the nine months ended September 30, 2009 and 2010, respectively.

Includes share-based compensation expenses as follows:

				For the Nine Months Ended
	For the Year Ended December 31,			September 30,
	2007	2008	2009	2009	2010
				(Unaudited)
	(in US$ thousands)

Share-based compensation expenses included in:
Cost of revenue	(111)	(265)	(313)	(245)	(375)
Selling, general and administrative expenses	(885)	(1,126)	(1,252)	(887)	(1,745)

(2)	Gross margin represents gross profit as a percentage of net revenues.

(3)	Operating margin represents income from operations as a percentage of net revenues.

(4)	Net margin represents net income as a percentage of net revenues.

	As of December 31,		As of September 30,
	2008	2009	2010
			(Unaudited)
	(in US$ thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	79,963	64,057	61,884
Term deposits and short-term investments	1,466	22,122	22,894
Accounts receivable	36,827	60,524	76,209
Total assets	155,451	205,191	246,015
Total liabilities	23,948	42,629	54,665
Shareholders’ equity(1)	131,503	162,562	191,350
Total liabilities and shareholders’ equity	155,451	205,191	246,015

(1)	As of December 31, 2008, December 31, 2009 and September 30, 2010, there were 39,120,879 ordinary shares, 39,888,092 ordinary shares and 41,000,468 ordinary shares issued and outstanding, respectively.

RISK FACTORS

An investment in our ADSs and ordinary shares involves certain risks. You should carefully consider the risks described below and in our annual report on Form 20-F for the year ended December 31, 2009, which is incorporated by reference in the accompanying prospectus, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. The risks described below are not the only risks we face. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our ADSs could decline due to any of these risks, and you may lose all or part of your investment. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to this Offering

The trading price of our ADSs has been volatile and may continue to be volatile regardless of our operating results.

The trading price of our ADSs has been and may continue to be subject to wide fluctuations. The market price for our ADSs may continue to be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	changes in the economic performance or market valuations of other IT services companies;

•	announcements by us or our competitors of new services, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	technological breakthroughs in the IT services industry;

•	potential litigation or administrative investigations;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between the Renminbi and U.S. dollar or other foreign currencies;

•	release of lock-up or other transfer restrictions on our outstanding ADSs or ordinary shares or sales of additional ADSs; and

•	general economic and market conditions or other developments affecting us, our industry, our markets or the global economy.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our ADSs.

Our management will have considerable discretion as to the use of the net proceeds from this offering.

Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase the price of our ADSs. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

Substantial future sales of our ADSs or ordinary shares in the public market, or the perception that these sales could occur, could cause the price of our ADSs to decline.

Additional sales of our ADSs or ordinary shares, including ADSs or ordinary shares issuable upon the exercise of our outstanding stock options, in the public market, or the perception that these sales could occur, could cause the market price of our ADSs to decline. If our shareholders sell substantial amounts of our ADSs, including those issued upon the exercise of outstanding options, in the public market, the market price of our ADSs could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. If any existing shareholder or shareholders sell a substantial amount of ordinary shares, the prevailing market price for our ADSs could be adversely affected.

In addition, we may issue additional ordinary shares or ADSs for future acquisitions. If we pay for our future acquisitions in whole or in part with additionally issued ordinary shares or ADSs, your ownership interests in our company would be diluted and this, in turn, could have a material adverse effect on the price of our ADSs.

Investors in this offering may experience future dilution.

In order to raise additional capital, we may in the future offer additional shares of our ADSs or ordinary shares or other securities convertible into, or exchangeable for, our ADSs or ordinary shares at prices that may not be the same as the price per ADS in this offering. We have an effective shelf registration statement from which additional shares of our ADSs, ordinary shares and other securities can be offered. We cannot assure you that we will be able to sell ADSs, ordinary shares or other securities in any other offering at a price per share that is equal to or greater than the price per ADS paid by investors in this offering. If the price per ADS at which we sell additional shares of our ADSs, ordinary shares or related securities in future transactions is less than the price per ADS in this offering, investors who purchase our ADSs in this offering will suffer a dilution of their investment.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

Except as described in this prospectus supplement and the accompanying prospectus, holders of our ADSs will not be able to exercise voting rights attaching to the ordinary shares evidenced by our ADSs on an individual basis. Holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the ordinary shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

You may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act of 1933, as amended, or exempt from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. The depositary may, but is not required to, sell such undistributed rights to third parties in this situation. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

Your ADSs represented by the ADRs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ADSs or ordinary shares.

Based on the market price of our ADSs, the value of our assets, and the composition of our income and assets, we do not believe we were a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our taxable year ended December 31, 2009 and do not expect to be a PFIC for our current taxable year ending December 31, 2010 or any future taxable year. However, the application of the PFIC rules is subject to uncertainty in several respects. In addition, we must make a separate determination after the close of each taxable year as to whether we were a PFIC for that year. Accordingly, we cannot assure you that we will not be a PFIC for our current taxable year or any future taxable year. A non-U.S. corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income for such year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our ADSs and ordinary shares, our PFIC status will depend in large part on the market price of the ADSs and ordinary shares, which may fluctuate significantly. In addition, changes in the composition of our income or assets may cause us to become a PFIC. If we are a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation — United States Federal Income Taxation”) holds an ADS or ordinary share, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation — United States Federal Income Taxation — Passive Foreign Investment Company.”

Dividends payable by us to our non-PRC investors and gains realized on the sale of our ADSs by such investors may become subject to withholding taxes under PRC tax laws.

Under the new PRC Enterprise Income Tax Law, or new EIT Law, and its implementation regulations, PRC withholding income tax at the rate of 10% is applicable to dividends payable to non-PRC investors that are “non-resident enterprises” (and that do not have an establishment or place of business in China, or that have such establishment or place of business but the relevant income is not effectively connected with such establishment or place of business) to the extent such dividends are sourced within China and we are considered a “resident enterprise” in China for PRC tax purposes, unless such tax is eliminated or reduced under an applicable tax treaty. Similarly, any gain realized on the transfer of our shares or ADSs representing our shares by such investors is also subject to 10% PRC withholding income tax if such gain is regarded as income derived from sources within China and we are considered a “resident enterprise” in China for PRC tax purposes, unless such tax is eliminated or reduced under an applicable tax treaty. If we are considered a “resident enterprise” in China and therefore are required under the new EIT Law to withhold PRC income tax on our dividends payable to our non-PRC shareholders, or if you are required to pay PRC income tax on the transfer of the ADSs, the value of your investment in our shares or ADSs may be materially adversely affected. For additional information, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Our global income and dividends we received from our PRC subsidiary may be subject to PRC tax under the new EIT Law, which would have a material adverse effect on our results of operations” in our annual report on Form 20-F for the year ended December 31, 2009 incorporated by reference in the accompanying prospectus and “Taxation — PRC Taxation.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference may contain “forward-looking” statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would,” or similar expressions, which refer to future events and trends, identify forward-looking statements. These forward-looking statements include, among other things, statements relating to:

•	our expansion plans;

•	our anticipated growth strategy;

•	our plans to recruit more employees;

•	our plans to invest in research and development to enhance our service lines;

•	our future business development, results of operations and financial condition;

•	expected changes in our net revenues and certain cost or expense items;

•	our ability to attract and retain clients; and

•	trends and competition in the offshore IT services industry.

We do not guarantee that the transactions and events described in this prospectus supplement or the accompanying prospectus will happen as described or that they will happen at all. You should read this prospectus supplement and the accompanying prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made or incorporated by reference in this prospectus supplement or the accompanying prospectus relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation will change in the future.

Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The “Risk Factors” section of this prospectus supplement directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference also contain estimates, projections and statistical data related to various IT services markets globally and in several countries, including China. These market data, including data from IDC, speak as of the date they were published and include projections that are based on a number of assumptions and are not representations of fact. The IT services markets may not grow at the rates projected by the market data, or at all. The failure of the market to grow at the projected rates may materially and adversely affect our business, financial results and the market price of our ADSs. In addition, the rapidly changing nature of the IT services markets subjects any projections or estimates relating to the growth prospects or future condition of our markets to significant uncertainties. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$      million, or approximately US$      million if the underwriter exercises in full its option to purchase additional ADSs, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us. We intend to use the net proceeds from this offering primarily for general corporate purposes.

The foregoing use of our net proceeds from this offering represents our current intentions based upon our present plans and business condition. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have significant discretion in the allocation of the net proceeds we will receive from this offering. Depending on future events and other changes in the business climate, we may determine at a later time to use the net proceeds for different purposes. Pending the use of the net proceeds, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments.

CAPITALIZATION

The following table sets forth our capitalization, as of September 30, 2010:

•	on an actual basis; and

•	on an as adjusted basis to give effect to our issuance and sale of 2,200,000 ADSs and the application of the net proceeds from this offering.

You should read this table together with our financial statements and the related notes and the information under “Item 5. Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2009, incorporated by reference in the accompanying prospectus.

	As of September 30, 2010
	Actual	As Adjusted(1)
	(in US$ thousands)

Shareholders’ equity:
Ordinary shares, US$0.001 par value, 1,000,000,000 shares authorized, 41,000,468 shares issued and outstanding(1)(2)	41
Additional paid-in capital	117,715
Statutory reserve	2,307	2,307
Accumulated other comprehensive income	6,736	6,736
Retained earnings	64,551	64,551

Total shareholders’ equity	191,350

Total capitalization	191,350

(1)	Does not include the underwriter’s option to purchase an additional 330,000 ADSs as described on the cover page of this prospectus supplement.

(2)	Including 3,142,948 ordinary shares issued to our depositary bank, representing ADSs transferred or to be transferred to our employees upon the exercise of share options or the vesting of restricted share units. As of September 30, 2010, 3,086,771 ordinary shares out of the 3,142,948 ordinary shares referred to above had been transferred to our employees upon exercise of share options or the vesting of restricted share units, and the remaining 56,177 ordinary shares represent unexercised share options and unvested restricted share units.

DIVIDEND POLICY

We have not declared or paid any other dividend. We have no present plan to declare or pay any dividends on our ordinary shares or ADSs in the near future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We rely on dividends from our subsidiaries in China. Current PRC laws and regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our subsidiary in China is required to set aside a certain amount of its accumulated after-tax profits each year, if any, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if our subsidiary in China incurs debt on its own behalf, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Furthermore, there are still uncertainties under the new EIT Law promulgated on March 16, 2007 and effective as of January 1, 2008 and the related regulations regarding whether the dividends we receive from our PRC subsidiaries or dividends paid by us to our shareholders will be subject to PRC withholding tax. See “Item 3.D. Key Information — Risk Factors — Risks Related to Doing Business in China— Our global income and the dividends we receive from our PRC subsidiary may be subject to PRC tax under the new EIT Law, which would have a material adverse effect on our results of operations” included in our annual report on Form 20-F for the year ended December 31, 2009.

Our board of directors has complete discretion as to whether to distribute dividends, subject, in certain cases, to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as if they were holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares” section of the accompanying prospectus. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

MARKET PRICE INFORMATION FOR OUR AMERICAN DEPOSITARY SHARES

Our ADSs, each representing one ordinary share, have been listed on the NYSE since December 2007. Our ADSs trade under the symbol “VIT.” For the period from December 12, 2007 to November 19, 2010, the trading price of our ADSs on the NYSE has ranged from US$4.20 to US$38.43 per ADS. The following table sets forth, for the periods indicated, the high and low trading prices on the NYSE for our ADSs.

	Trading Price (US$)
	High	Low

2007 (from December 12, 2007 to December 31, 2007)	10.95	8.51
2008	13.98	4.28
First quarter	9.25	4.90
Second quarter	13.98	6.45
Third quarter	10.19	5.80
Fourth quarter	8.28	4.28
2009	21.07	4.20
First quarter	6.00	4.20
Second quarter	15.50	4.95
Third quarter	19.60	10.54
Fourth quarter	21.07	14.50
2010
First quarter	23.85	14.79
Second quarter	26.48	18.21
Third quarter	33.30	22.11
2010
May	25.48	18.21
June	25.00	19.50
July	27.59	22.11
August	29.74	24.17
September	33.30	28.22
October	37.10	30.55
November (through November 19, 2010)	38.43	32.37

TAXATION

The following summary of the material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

PRC Taxation

Under the former PRC Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises, any dividends payable by foreign-invested enterprises to non-PRC investors were exempt from any PRC withholding tax. In addition, any interest or dividends payable, or distributions made, by us to holders or beneficial owners of our ADSs or ordinary shares would not have been subject to any PRC tax, provided that such holders or beneficial owners, including individuals and enterprises, were not deemed to be PRC residents under the PRC tax law and had not become subject to PRC income tax.

Under the new Enterprise Income Tax Law, or the new EIT Law, which took effect as of January 1, 2008, enterprises established under the laws of non-PRC jurisdictions but whose “de facto management body” is located in China are considered “resident enterprises” for PRC tax purposes. Under the Implementing Rules for the Enterprise Income Tax Law issued by the State Council, or the Implementing Rules, which also took effect beginning January 1, 2008, “de facto management bodies” are defined as the bodies that have substantial and overall management and control over the manufacturing and business operations, personnel, accounts and properties, etc. of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those invested in by PRC individuals, like our company, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or controlled by or invested in by PRC individuals. Substantially all of our management are currently based in China, and may remain in China in the future. If we were treated as a “resident enterprise” for PRC tax purposes, we would be subject to PRC income tax on our worldwide income at a uniform tax rate of 25%, but dividends received by us from our PRC subsidiaries may be exempt from the income tax.

Under the new EIT Law and its Implementing Rules, dividends paid to a non-PRC investor are generally subject to a 10% PRC withholding tax, if such dividends are derived from sources within China and the non-PRC investor is considered to be a non-resident enterprise without any establishment or place of business within China or if the dividends paid have no connection with the non-PRC investor’s establishment or place of business within China, unless such tax is eliminated or reduced under an applicable tax treaty. Similarly, any gain realized on the transfer of ADSs or shares by such investor is also subject to a 10% PRC withholding tax if such gain is regarded as income derived from sources within China, unless such tax is eliminated or reduced under an applicable tax treaty. If a non-PRC investor is eligible for a reduced rate pursuant to an applicable tax treaty, it may apply for refund on the overpaid withholding income tax subject to approval by in-charge tax authorities of the PRC.

Furthermore, the State Administration of Taxation promulgated the Notice on How to Understand and Determine the Beneficial Owners in Tax Agreement on October 27, 2009, or Circular 601, which provides guidance for determining whether a resident of a contracting state is the “beneficial owner” of an item of income under China’s tax treaties and tax arrangements. According to Circular 601, a beneficial owner generally must be engaged in substantive business activities. An agent or conduit company will not be regarded as a beneficial owner and, therefore, will not qualify for treaty benefits. The conduit company normally refers to a company that is set up for the purpose of avoiding or reducing taxes or transferring or accumulating profits. We cannot assure you that any dividends to be distributed by us to our non-PRC investors and ADS holders whose jurisdiction of incorporation has a tax treaty with China providing for a different withholding arrangement will be entitled to the benefits under the relevant withholding arrangement.

In light of the foregoing, because there remains uncertainty regarding the interpretation and implementation of the new EIT Law and its Implementation Rules, if we were considered a PRC “resident enterprise,” it is possible that the dividends we pay with respect to our ADSs or ordinary shares, or the gain you may realize from the transfer of our ADSs or ordinary shares, would be treated as income derived from sources within China and be subject to the 10% PRC withholding tax.

United States Federal Income Taxation

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in the ADSs or ordinary shares. This discussion applies only to U.S. Holders that hold the ADSs or ordinary shares as capital assets and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States in effect as of the date of this prospectus supplement and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus supplement, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion neither deals with the tax consequences to any particular investor nor describes all of the tax consequences applicable persons in special tax situations such as:

•	banks;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to mark to market;

•	U.S. expatriates;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding an ADS or ordinary share as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	persons who acquired ADSs or ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or

•	partnerships or pass through entities, or persons holding ADSs or ordinary shares through such entities.

INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs OR ORDINARY SHARES.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are the beneficial owner of ADSs or ordinary shares and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement have been and will be complied with in accordance with their terms. If you own ADSs, you should be treated as the owner of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. No gain or loss will be recognized upon the exchange of ordinary shares for ADSs or an exchange of ADSs for ordinary shares.

Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares

Subject to the passive foreign investment company, or PFIC, rules discussed below, the gross amount of any distributions we make to you (including the amount of any PRC taxes withheld therefrom) with respect to the ADSs or ordinary shares generally will be includible in your gross income as dividend income on the date of receipt by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a tax-free return of capital, thereby reducing your tax basis in your ADSs or ordinary shares (but not below zero), and then, to the extent such excess amount exceeds your tax basis in your ADSs or ordinary shares, as capital gain. We currently do not, and we do not intend to, calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends may be taxed at the lower capital gains rate applicable to “qualified dividend income,” provided that (1) either (a) the ADSs or ordinary shares, as applicable, are readily tradable on an established securities market in the United States or (b) we are eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are neither a PFIC nor treated as such with respect to you (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, ADSs will be considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the New York Stock Exchange, as are our ADSs. However, based on existing guidance, it is not entirely clear whether dividends that you receive with respect to the ordinary shares will be taxed as qualified dividend income, because the ordinary shares are not themselves listed on a U.S. exchange. If we are treated as a “resident enterprise” for PRC tax purposes under the new EIT Law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. Furthermore, as discussed below, we do not believe we were a PFIC for our taxable year ended December 31, 2009 and do not expect to be a PFIC for our current taxable year ending December 31, 2010 or any future taxable year. You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for dividends paid with respect to our ADSs or ordinary shares.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ADSs or ordinary shares will generally constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

If PRC withholding taxes apply to dividends paid to you with respect to our ADSs or ordinary shares, the amount of the dividend would include withheld PRC taxes and, subject to certain conditions and limitations, such PRC withholding taxes generally will be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. The rules relating to the determination of the foreign tax credit are complex and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances, including the effects of any applicable income tax treaties.

Taxation of Disposition of ADSs or Ordinary Shares

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS or ordinary share equal to the difference between the amount realized for the ADS (in U.S. dollars) or ordinary share and your tax basis (in U.S. dollars) in the ADS or ordinary share. The gain or loss generally will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, that has held the ADS or ordinary share for more than one year, you may be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

Any gain or loss that you recognize on a disposition of ADSs or ordinary shares will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes. However, if we are treated as a “resident enterprise” for PRC tax purposes, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or ordinary shares, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income for foreign tax credit purposes. You should consult your tax advisors regarding the proper treatment of gain or loss in your particular circumstances, including the effects of any applicable income tax treaties.

Passive Foreign Investment Company

Based on the market price of our ADSs, the value of our assets, and the composition of our income and assets, we do not believe we were a PFIC for U.S. federal income tax purposes for our taxable year ended December 31, 2009 and do not expect to be a PFIC for our current taxable year ending December 31, 2010 or any future taxable year. However, the application of the PFIC rules is subject to uncertainty in several respects. In addition, we must make a separate determination after the close of each taxable year as to whether we were a PFIC for that year. Accordingly, we cannot assure you that we will not be a PFIC for our current taxable year or any future taxable year. A non-U.S. corporation will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income; or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

A separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our ADSs and ordinary shares, fluctuations in the market price of the ADSs and ordinary shares may cause us to become a PFIC. In addition, changes in the composition of our income or assets may cause us to become a PFIC.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, we generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ADSs or ordinary shares, unless we cease to be a PFIC and you make a “deemed sale” election with respect to the ADSs or ordinary shares. If such election is made, you will be deemed to have sold ADSs or ordinary shares you hold at their fair market value on the last day of the last taxable year in which we qualified as a PFIC and any gain from such deemed sale would be subject to the consequences described in the following two paragraphs. After the deemed sale election, your ADSs or ordinary shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you recognize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or recognized gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

•	the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale or other disposition of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.

If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs or we make direct or indirect equity investments in other entities that are PFICs, you may be deemed to own shares in such lower-tier PFICs that are directly or indirectly owned by us in that proportion which the value of the ADSs or ordinary shares you own bears to the value of all of our ADSs or ordinary shares, and you may be subject to the adverse tax consequences described in the preceeding two paragraphs with respect to the shares of such lower-tier PFICs that you would be deemed to own. You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the PFIC rules described above regarding excess distributions and recognized gains. If you make a mark-to-market election for the ADSs or ordinary shares, you will include in income for each year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares as of the close of your taxable year over your adjusted basis in such ADSs or ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ADSs or ordinary shares, as well as to any loss realized on the actual sale or disposition of the ADSs or ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or ordinary shares. Your basis in the ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, any distributions that we make would generally be subject to the rules discussed above under “— Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares,” except that the lower rate applicable to qualified dividend income would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Our ADSs are listed on the New York Stock Exchange, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs continue to be listed on the New York Stock Exchange and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you if we were to become a PFIC. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. You should consult your tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Alternatively, if a non-U.S. corporation is a PFIC, a holder of shares in that corporation may avoid taxation under the PFIC rules described above regarding excess distributions and recognized gains by making a “qualified electing fund” election to include in income its share of the corporation’s income on a current basis. However, you may make a qualified electing fund election with respect to your ADSs or ordinary shares only if we agree to furnish you annually with certain tax information, and we currently do not intend to prepare or provide such information.

Under newly enacted legislation, unless otherwise provided by the U.S. Treasury, each U.S. Holder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. If we are or become a PFIC, you should consult your tax advisors regarding any reporting requirements that may apply to you.

You are strongly urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ADSs or ordinary shares.

Information Reporting and Backup Withholding

Any dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or redemption of ADSs or ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information in a timely manner.

New Legislation

For taxable years beginning after March 18, 2010, new legislation requires certain U.S. Holders who are individuals to report information relating to an interest in our ADSs or ordinary shares, subject to certain exceptions (including an exception for ADSs or ordinary shares held in accounts maintained by certain financial institutions). U.S. Holders should consult their tax advisers regarding the effect, if any, of this legislation on their ownership and disposition of the ADSs or ordinary shares.

UNDERWRITING

Citigroup Global Markets Inc. is acting as the underwriter and bookrunning manager of the offering. Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriter has agreed to purchase from us, and we have agreed to sell to the underwriter, 2,200,000 ADSs.

The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the ADSs offered by this prospectus supplement are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent accountants. The underwriter is committed to take and pay for all of the ADSs offered by us if any ADSs are taken.

The underwriter has agreed to purchase the ADSs from us at a price of US$           per ADS which will result in net proceeds to us, after deducting estimated expenses related to this offering, of approximately US$           million assuming no exercise of the over-allotment option granted to the underwriter, and US$           million assuming full exercise of the over-allotment option. The underwriter proposes to offer the ADSs offered hereby from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or otherwise, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriter may effect such transactions by selling the ADSs to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of ADSs for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriter purchases ADSs and the price at which the underwriter resells such ADSs, which may include a commission equivalent of up to $0.05 per ADS, may be deemed underwriting compensation.

We have granted the underwriter an option to purchase up to 330,000 additional ADSs, at a price of US$           per ADS, within 30 days from the date of this prospectus supplement. The underwriter may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering.

We have agreed that, subject to limited exceptions, for a period of 90 days from the date of this prospectus supplement, we will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, including the filing (or participation in the filing) of a registration statement under the Securities Act relating to, our ADSs or ordinary shares or any securities convertible into or exchangeable for our ADSs or ordinary shares. In the event that either (x) during the last 17 days of the 90-day period referred to above, we issue an earnings release or a press release announcing a significant event or (y) prior to the expiration of such 90 days, we announce that we will release earnings or issue a press release announcing a significant event during the 16-day period beginning on the last day of such 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the date of the earnings release or the press release.

In addition, certain executive officers and directors of our company, including Chris Shuning Chen, David Lifeng Chen and Sidney Xuande Huang, have agreed that, subject to limited exceptions, for a period of 30 days from the date of this prospectus supplement, they will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, including causing the filing (or participation in the filing) of a registration statement under the Securities Act relating to, our ADSs or ordinary shares or any securities convertible into or exchangeable for our ADSs or ordinary shares. In the event that either (x) during the last 17 days of the 30 day period referred to above, we issue an earnings release or a press release announcing a significant event or (y) prior to the expiration of such 30 days, we announce that we will release earnings or issue a press release announcing a significant event during the 16-day period beginning on the last day of such 30-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the date of the earnings release or the press release.

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus supplement or the accompanying prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement or the accompanying prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Our ADSs are listed on the NYSE under the symbol “VIT.”

Total expenses for this offering are estimated to be approximately US$0.6 million, including SEC registration fees of US$10,000, Financial Industry Regulatory Authority, Inc., or FINRA, filing fees of US$75,500, NYSE listing fees of US$13,000, printing expenses of approximately US$15,000, legal fees of approximately US$0.2 million, accounting fees of approximately US$0.2 million and other out-of-pocket expenses and miscellaneous of approximately US$15,000. All amounts are estimated except for the SEC registration fees and the Financial Industry Regulatory Authority filing fees.

In compliance with the guidelines of FINRA the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement and any accompanying prospectus.

In connection with the offering, the underwriter may purchase and sell ADSs in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of ADSs in excess of the number of ADSs to be purchased by the underwriter in the offering, which creates a syndicate short position. “Covered” short sales are sales of ADSs made in an amount up to the number of ADSs represented by the underwriter’s over-allotment option. In determining the source of ADSs to close out the covered syndicate short position, the underwriter will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. Transactions to close out the covered syndicate short sales involve either purchases of ADSs in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriter may also make “naked” short sales of ADSs in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of ADSs in the open market while the offering is in progress.

The underwriter also may impose a penalty bid. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the underwriter repurchases ADSs originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the ADSs. They may also cause the price of the ADSs to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

Citibank, an affiliate of Citigroup Global Markets Inc. is one of our customers and was among our top ten clients for the year ended December 31, 2009 and the nine months ended September 30, 2010.

The underwriter and its affiliates have performed investment banking and advisory services for us and our affiliates from time to time for which they received customary fees and expenses. The underwriter may, from time to time, engage in transactions and perform services for us, our subsidiaries or our affiliates in the ordinary course of its business.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Citigroup Global Markets Inc.’s address is 388 Greenwich Street, New York, New York 10013, United States of America.

Selling Restrictions

European Economic Area.  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the ADSs to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of the ADSs to the public in that Relevant Member State may be made at any time,

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of ADSs shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of ADSs to the public” in relation to any ADS in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom.  An offer of the ADSs may not be made to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA).

An invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company.

All applicable provisions of FSMA with respect to anything done by the underwriter in relation to the ADSs must be complied with in, from or otherwise involving the United Kingdom.

Japan.  The ADSs have not been and will not be registered under the Securities and Exchange Law of Japan, or the Securities and Exchange Law, and ADSs will not be offered or sold, directly or indirectly, in

Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong.  The ADSs may not be offered or sold by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance, and no advertisement, invitation or document relating to our ADSs may be issued which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance or any rules made under that Ordinance.

Singapore.  This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than US$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Cayman Islands.  This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. No person may offer or sell, directly or indirectly, any ADSs or ordinary shares in the Cayman Islands.

People’s Republic of China.  This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

United Arab Emirates.  This prospectus is not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates (UAE). The ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

The offering, the ADSs and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the UAE.

Kingdom of Bahrain.  The offering is restricted in the Kingdom of Bahrain to banks, financial institutions and professional investors and any person receiving this prospectus in the Kingdom of Bahrain and not falling within those categories is ineligible to purchase the ADSs.

State of Kuwait.  The ADSs have not been authorized or licensed for offering, marketing or sale in the State of Kuwait. The distribution of this prospectus and the offering and sale of the ADSs in the State of Kuwait is restricted by law unless a license is obtained from the Kuwait Ministry of Commerce and Industry in accordance with Law 31 of 1990. Persons into whose possession this prospectus comes are required by us and the underwriters to inform themselves about and to observe such restrictions. Investors in the State of Kuwait who approach us or the underwriter to obtain copies of this prospectus are required by us and the underwriter to keep such prospectus confidential and not to make copies thereof or distribute the same to any other person and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the ADSs.

Kingdom of Saudi Arabia.  No action has been or will be taken in the Kingdom of Saudi Arabia that would permit a public offering or private placement of the ADSs in the Kingdom of Saudi Arabia, or possession or distribution of any offering materials in relation thereto. The ADSs may only be offered and sold in the Kingdom of Saudi Arabia in accordance with Part 5 (Exempt Offers) of the Offers of Securities Regulations dated 20/8/1425 AH corresponding to 4/10/2004 (the “Regulations”) and, in accordance with Part 5 (Exempt Offers) Article 17(a)(3) of the Regulations, the ADSs will be offered to no more than 60 offerees in the Kingdom of Saudi Arabia with each such offeree paying an amount not less than Saudi Riyals one million or its equivalent. Investors are informed that Article 20 of the Regulations places restrictions on secondary market activity with respect to the ADSs. Any resale or other transfer, or attempted resale or other transfer, made other than in compliance with the above-stated restrictions shall not be recognized by us.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are currently subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the SEC reports, including annual reports on Form 20-F, and other information. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Information filed with or furnished to the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

We will furnish to JPMorgan Chase Bank, N.A., as depositary of our ADSs, our annual reports. When the depositary receives these reports, it will upon our request promptly provide them to all holders of record of ADSs. We will also furnish the depositary with all notices of shareholders’ meetings and other reports and communications in English that we make available to our shareholders. The depositary will make these notices, reports and communications available to holders of ADSs and will upon our request mail to all holders of record of ADSs the information contained in any notice of a shareholders’ meeting it receives.

Our website address is www.vanceinfo.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus supplement or the accompanying prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care.

When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	Our annual report on Form 20-F for the year ended December 31, 2009 (File No. 001-33857) filed with the SEC on April 30, 2010;

•	Our current report on Form 6-K filed on November 16, 2010, which includes unaudited condensed consolidated financial statements for the six months ended June 30, 2009 and 2010 and management’s discussion and analysis of financial condition and result of operations for the six months ended June 30, 2009 and 2010;

•	The description of our securities contained in our registration statement on Form 8-A (File No. 001-33857), filed with the SEC on November 29, 2007 pursuant to Section 12(g) of the Exchange Act, including all amendments and reports subsequently filed for the purpose of updating that description; and

•	All subsequent annual reports on Form 20-F and any amendment thereto and any report on Form 6-K that so indicates it is being incorporated by reference that we file with the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus supplement.

Our annual report on Form 20-F for the year ended December 31, 2009 filed on April 30, 2010 contains a description of our business and audited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States.

Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference into the documents, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

VANCEINFO TECHNOLOGIES INC.
3/F BUILDING 8, ZHONGGUANCUN SOFTWARE PARK,
HAIDIAN DISTRICT, BEIJING 100193
PEOPLE’S REPUBLIC OF CHINA
+86(10) 8282-5266
ATTENTION: SIDNEY XUANDE HUANG

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus supplement and any accompanying prospectus. These documents may also be accessed through our website at http://www.vanceinfo.com or as described under the heading “Where You Can Find More Information About Us” above. The information contained in, or that can be accessed through, our website is not a part of this prospectus supplement or any accompanying prospectus.

LEGAL MATTERS

We are being represented by Latham & Watkins with respect to certain legal matters as to United States federal securities and New York State law. The underwriter is being represented by Cleary Gottlieb Steen & Hamilton LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for us by Fangda Partners and for the underwriter by King & Wood. Latham & Watkins may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Fangda Partners with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from our annual report on Form 20-F for the year ended December 31, 2009, and the effectiveness of our company’s internal control over financial reporting have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Touche Tohmatsu CPA Ltd. are located at 8/F, Deloitte Tower, The Towers, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, the People’s Republic of China.

PROSPECTUS

VanceInfo Technologies Inc.

American Depositary Shares
Each Representing One Ordinary Share

We may offer and sell our ordinary shares in the form of ADSs from time to time in one or more offerings. As of the date of this prospectus, each ADS represents one ordinary share.

Our ADSs are listed on the New York Stock Exchange under the symbol “VIT.” On November 15, 2010, the last reported sale price of our ADSs on the New York Stock Exchange was $35.14 per ADS.

Each time we sell our ADSs, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities. This prospectus may not be used to consummate sales of ADSs unless accompanied by a prospectus supplement.

Investing in our ADSs involves risks. See the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in the ADSs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

We may offer the ADSs directly to purchasers or through underwriters, dealers or agents to be designated at a future date. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the ADSs, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

The date of this prospectus is November 16, 2010.

ABOUT THIS PROSPECTUS

You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“we,” “us,” “our company” and “our” refer to VanceInfo Technologies Inc., a Cayman Islands company, its predecessor, the IT services business of Beijing Wensi Chuangyi Software Technology Co., Ltd., its subsidiaries and its variable interest entity, Shanghai Megainfo Tech Co., Ltd., before its liquidation in January 2009;

•	“ADSs” refers to our American depositary shares, each of which represents one ordinary share, and “ADRs” refers to the American depositary receipts that evidence our ADSs;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for purposes of this prospectus only, Taiwan, Hong Kong and Macau;

•	“Greater China” refers to the People’s Republic of China, including, for purposes of this prospectus only, Taiwan and Hong Kong;

•	“US$,” “U.S. dollar” or “$” refers to the legal currency of the United States; and

•	“shares” or “ordinary shares” refers to our ordinary shares with par value US$0.001 per share.

This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933 using a “shelf” registration process. By using a shelf registration statement, we may sell the ADSs from time to time and in one or more offerings. This prospectus only provides you with a summary description of the ADSs and our ordinary shares they represent. Each time we sell the ADSs, we will provide a supplement to this prospectus that contains specific information about the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any of the ADSs, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these ADSs in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are currently subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the SEC reports, including annual reports on Form 20-F, and other information. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Information filed with or furnished to the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

We will furnish to JPMorgan Chase Bank, N.A., as depositary of our ADSs, our annual reports. When the depositary receives these reports, it will upon our request promptly provide them to all holders of record of ADSs. We will also furnish the depositary with all notices of shareholders’ meetings and other reports and communications in English that we make available to our shareholders. The depositary will make these notices, reports and communications available to holders of ADSs and will upon our request mail to all holders of record of ADSs the information contained in any notice of a shareholders’ meeting it receives.

Our website address is www.vanceinfo.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care.

When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	Our annual report on Form 20-F for the fiscal year ended December 31, 2009 (File No. 001-33857) filed with the SEC on April 30, 2010;

•	Our current report on Form 6-K filed on November 16, 2010;

•	The description of our securities contained in our registration statement on Form 8-A (File No. 001-33857), filed with the SEC on November 29, 2007 pursuant to Section 12(g) of the Exchange Act, including all amendments and reports subsequently filed for the purpose of updating that description; and

•	All subsequent annual reports on Form 20-F and any amendment thereto and any report on Form 6-K that so indicates it is being incorporated by reference, that we file with the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus.

Our annual report on Form 20-F for the fiscal year ended December 31, 2009 filed on April 30, 2010 contains a description of our business and audited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference into the documents, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

VanceInfo Technologies Inc.
3/F Building 8, Zhongguancun Software Park,
Haidian District, Beijing 100193
People’s Republic of China
+86(10) 8282-5266
Attention: Sidney Xuande Huang

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus and any accompanying prospectus supplement. These documents may also be accessed through our website at http://www.vanceinfo.com or as described under the heading “Where You Can Find More Information About Us” above. The information contained in, or that can be accessed through, our website is not a part of this prospectus or any accompanying prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference may contain “forward-looking” statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would,” or similar expressions, which refer to future events and trends, identify forward-looking statements. These forward-looking statements include, among other things, statements relating to:

•	our expansion plans;

•	our anticipated growth strategy;

•	our plans to recruit more employees;

•	our plans to invest in research and development to enhance our service lines;

•	our future business development, results of operations and financial condition;

•	expected changes in our net revenues and certain cost or expense items;

•	our ability to attract and retain clients; and

•	trends and competition in the offshore IT services industry.

We do not guarantee that the transactions and events described in this prospectus or in any prospectus supplement will happen as described or that they will happen at all. You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus and any accompanying prospectus supplement relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation will change in the future.

Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The “Risk Factors” section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

OUR COMPANY

We are an IT service provider and one of the leading offshore software development companies in China. Our comprehensive range of IT services includes research and development services, enterprise solutions, application development and maintenance, quality assurance and testing, globalization and localization, as well as other solutions and services. We provide these services primarily to corporations headquartered in Greater China, the United States, Europe and Japan, targeting select industries with high growth potential for IT services such as technology, telecommunications, financial services, travel services, manufacturing, retail and distribution.

We offer our services through our globally integrated network of onsite and offsite delivery locations, primarily in China, to enable our clients to focus on their core competencies and improve operating efficiencies. We operate a number of development centers in China, each with dedicated project teams and facilities designed to provide tailored solutions to individual clients. We also deliver our services at clients’ facilities or via our offices in major cities across Greater China and in the United States, Europe, Japan and Malaysia.

RECENT DEVELOPMENTS

Acquisition of Link Result

In October 2008, we acquired 33% of the equity interests in Link Result Limited, or Link Result, a China-based company providing IT outsourcing services to multinational financial institutions. On July 2, 2010, we acquired the remaining 67% of the equity interests in Link Result from its other shareholders. Pursuant to the acquisition agreement, we paid an initial consideration of approximately $0.7 million in cash. Contingent consideration will be paid based on Link Result’s financial performance in 2010. Through this acquisition we aim to strengthen our position in the financial services sector. Approximately 170 professionals of Link Result joined us following the completion of the transaction.

Strategic Investment in Australia-based IT Service and Solution Provider

In September 2010, we, through one of our subsidiaries, entered into certain investment agreements to acquire equity interests in Salsatec Corporation Pty. Ltd., or Salsatec, an Australia-based IT services and solution provider for telecom and technology companies.

Pursuant to the investment agreements, we made a payment of $0.2 million in cash for an initial equity interest of 20% of Salsatec, with an exclusive right to acquire the remaining 80% of the equity interests one year after the execution date of the investment agreements at our sole discretion. Through this acquisition we aim to enhance our business development activities in the Asia Pacific markets.

RISK FACTORS

Please see the factors set forth under the heading “Item 3. Key Information — D. Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and, if applicable, the “Risk Factors” section in any accompanying prospectus supplement before investing in any of the shares that may be offered pursuant to this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the ADSs as set forth in the applicable prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES

We were redomiciled in the Cayman Islands in order to enjoy certain benefits, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions, and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include a less developed body of Cayman Islands securities laws that provide significantly less protection to investors as compared to the laws of the United States, and the potential lack of standing by Cayman Islands companies to sue before the federal courts of the United States.

Our organizational documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Fangda Partners, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has further advised us that the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment, (ii) such courts did not contravene the rules of natural justice of the Cayman Islands, (iii) such judgment was not obtained by fraud, (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Fangda Partners has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other agreements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. So, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

TAXATION

The following summary of the material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

PRC Taxation

Under the former PRC Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises, any dividends payable by foreign-invested enterprises to non-PRC investors were exempt from any PRC withholding tax. In addition, any interest or dividends payable, or distributions made, by us to holders or beneficial owners of our ADSs or ordinary shares would not have been subject to any PRC tax, provided that such holders or beneficial owners, including individuals and enterprises, were not deemed to be PRC residents under the PRC tax law and had not become subject to PRC income tax.

Under the new Enterprise Income Tax Law, or the new EIT Law, which took effect as of January 1, 2008, enterprises established under the laws of non-PRC jurisdictions but whose “de facto management body” is located in China are considered “resident enterprises” for PRC tax purposes. Under the Implementing Rules for the Enterprise Income Tax Law issued by the State Council, or the Implementing Rules, which also took effect beginning January 1, 2008, “de facto management bodies” are defined as the bodies that have substantial and overall management and control over the manufacturing and business operations, personnel, accounts and properties, etc. of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those invested in by PRC individuals, like our company, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or controlled by or invested in by PRC individuals. Substantially all of our management are currently based in China, and may remain in China in the future. If we were treated as a “resident enterprise” for PRC tax purposes, we would be subject to PRC income tax on our worldwide income at a uniform tax rate of 25%, but dividends received by us from our PRC subsidiaries may be exempt from the income tax.

Under the new EIT Law and its Implementing Rules, dividends paid to a non-PRC investor are generally subject to a 10% PRC withholding tax, if such dividends are derived from sources within China and the non-PRC investor is considered to be a non-resident enterprise without any establishment or place of business within China or if the dividends paid have no connection with the non-PRC investor’s establishment or place of business within China, unless such tax is eliminated or reduced under an applicable tax treaty. Similarly, any gain realized on the transfer of ADSs or shares by such investor is also subject to a 10% PRC withholding tax if such gain is regarded as income derived from sources within China, unless such tax is eliminated or reduced under an applicable tax treaty. If a non-PRC investor is eligible for a reduced rate pursuant to an applicable tax treaty, it may apply for refund on the overpaid withholding income tax subject to approval by in-charge tax authorities of the PRC.

Furthermore, the State Administration of Taxation promulgated the Notice on How to Understand and Determine the Beneficial Owners in Tax Agreement on October 27, 2009, or Circular 601, which provides guidance for determining whether a resident of a contracting state is the “beneficial owner” of an item of income under China’s tax treaties and tax arrangements. According to Circular 601, a beneficial owner generally must be engaged in substantive business activities. An agent or conduit company will not be regarded as a beneficial owner and, therefore, will not qualify for treaty benefits. The conduit company normally refers to a company that is set up for the purpose of avoiding or reducing taxes or transferring or accumulating profits. We cannot assure you that any dividends to be distributed by us to our non-PRC investors and ADS holders whose jurisdiction of incorporation has a tax treaty with China providing for a different withholding arrangement will be entitled to the benefits under the relevant withholding arrangement.

In light of the foregoing, because there remains uncertainty regarding the interpretation and implementation of the new EIT Law and its Implementation Rules, if we were considered a PRC “resident enterprise,” it is possible that the dividends we pay with respect to our ADSs or ordinary shares, or the gain you may realize from the transfer of our ADSs or ordinary shares, would be treated as income derived from sources within China and be subject to the 10% PRC withholding tax.

United States Federal Income Taxation

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in the ADSs or ordinary shares. This discussion applies only to U.S. Holders that hold the ADSs or ordinary shares as capital assets and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion neither deals with the tax consequences to any particular investor nor describes all of the tax consequences applicable persons in special tax situations such as:

•	banks;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to mark to market;

•	U.S. expatriates;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding an ADS or ordinary share as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	persons who acquired ADSs or ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or

•	partnerships or pass through entities, or persons holding ADSs or ordinary shares through such entities.

INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs OR ORDINARY SHARES.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are the beneficial owner of ADSs or ordinary shares and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. If you own ADSs, you should be treated as the owner of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes.

The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security (for example, pre-releasing ADSs to persons that do not have the beneficial ownership of the securities underlying the ADSs). Accordingly, the creditability of any PRC taxes and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, including individuals U.S. Holders (as discussed below), could be affected by actions taken by intermediaries in the chain of ownership between the holders of ADSs and our company if as a result of such actions the holders of ADSs are not properly treated as beneficial owners of underlying ordinary shares.

Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares

Subject to the passive foreign investment company, or PFIC, rules discussed below, the gross amount of any distributions we make to you with respect to the ADSs or ordinary shares generally will be includible in your gross income as dividend income on the date of receipt by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your ADSs or ordinary shares, and then, to the extent such excess amount exceeds your tax basis in your ADSs or ordinary shares, as capital gain. We currently do not, and we do not intend to, calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends may be taxed at the lower capital gains rate applicable to “qualified dividend income,” provided that (1) either (a) the ADSs or ordinary shares, as applicable, are readily tradable on an established securities market in the United States or (b) we are eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are neither a PFIC nor treated as such with respect to you (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, ADSs will be considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the New York Stock Exchange, as are our ADSs. However, based on existing guidance, it is not entirely clear whether dividends that you receive with respect to the ordinary shares will be taxed as qualified dividend income, because the ordinary shares are not themselves listed on a U.S. exchange. If we are treated as a “resident enterprise” for PRC tax purposes under the new EIT Law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for dividends paid with respect to our ADSs or ordinary shares.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ADSs or ordinary shares will generally constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

If PRC withholding taxes apply to dividends paid to you with respect to our ADSs or ordinary shares, the amount of the dividend would include withheld PRC taxes and, subject to certain conditions and limitations, such PRC withholding taxes generally will be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. The rules relating to the determination of the foreign tax credit are complex and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances, including the effects of any applicable income tax treaties.

Taxation of Disposition of ADSs or Ordinary Shares

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS or ordinary share equal to the difference between the amount realized for the ADS or ordinary share and your tax basis in the ADS or ordinary share. The gain or loss generally will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, that has held the ADS or ordinary share for more than one year, you may be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

Any gain or loss that you recognize on a disposition of ADSs or ordinary shares will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes. However, if we are treated as a “resident enterprise” for PRC tax purposes, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or ordinary shares, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income for foreign tax credit purposes. You should consult your tax advisors regarding the proper treatment of gain or loss in your particular circumstances, including the effects of any applicable income tax treaties.

Passive Foreign Investment Company

Based on the market price of our ADSs, the value of our assets, and the composition of our income and assets, we do not expect to be a PFIC for U.S. federal income tax purposes for our current taxable year or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects and we cannot assure you that we will not be a PFIC for any taxable year. Furthermore, because PFIC status is a factual determination based on actual results for the entire taxable year, our U.S. counsel expresses no opinion with respect to our PFIC status and expresses no opinion with respect to our expectations contained in this paragraph. A non-U.S. corporation will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income; or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

A separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our ADSs and ordinary shares, fluctuations in the market price of the ADSs and ordinary shares may cause us to become a PFIC. In addition, changes in the composition of our income or assets may cause us to become a PFIC.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, we generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ADSs or ordinary shares, unless we cease to be a PFIC and you make a “deemed sale” election with respect to the ADSs or ordinary shares. If such election is made, you will be deemed to have sold ADSs or ordinary shares you hold at their fair market value on the last day of the last taxable year in which we qualified as a PFIC and any gain from such deemed sale would be subject to the consequences described in the following two paragraphs. After the deemed sale election, your ADSs or ordinary shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you recognize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or recognized gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

•	the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale or other disposition of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.

If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs or we make direct or indirect equity investments in other entities that are PFICs, you may be deemed to own shares in such lower-tier PFICs that are directly or indirectly owned by us in that proportion which the value of the ADSs or ordinary shares you own bears to the value of all of our ADSs or ordinary shares, and you may be subject to the adverse tax consequences described in the preceeding two paragraphs with respect to the shares of such lower-tier PFICs that you would be deemed to own. You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the PFIC rules described above regarding excess distributions and recognized gains. If you make a mark-to-market election for the ADSs or ordinary shares, you will include in income for each year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares as of the close of your taxable year over your adjusted basis in such ADSs or ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ADSs or ordinary shares, as well as to any loss realized on the actual sale or disposition of the ADSs or ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or ordinary shares. Your basis in the ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, any distributions that we make would generally be subject to the rules discussed above under “— Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares,” except that the lower rate applicable to qualified dividend income would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Our ADSs are listed on the New York Stock Exchange, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs continue to be listed on the New York Stock Exchange and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you if we were to become a PFIC. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. You should consult your tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Alternatively, if a non-U.S. corporation is a PFIC, a holder of shares in that corporation may avoid taxation under the PFIC rules described above regarding excess distributions and recognized gains by making a “qualified electing fund” election to include in income its share of the corporation’s income on a current basis. However, you may make a qualified electing fund election with respect to your ADSs or ordinary shares only if we agree to furnish you annually with certain tax information, and we currently do not intend to prepare or provide such information.

Under newly enacted legislation, unless otherwise provided by the U.S. Treasury, each U.S. Holder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. If we are or become a PFIC, you should consult your tax advisors regarding any reporting requirements that may apply to you.

You are strongly urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ADSs or ordinary shares.

Information Reporting and Backup Withholding

Any dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or redemption of ADSs or ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information in a timely manner.

New Legislation

For taxable years beginning after March 18, 2010, new legislation requires certain U.S. Holders who are individuals to report information relating to an interest in our ADSs or ordinary shares, subject to certain exceptions (including an exception for ADSs or ordinary shares held in accounts maintained by certain financial institutions). U.S. Holders should consult their tax advisers regarding the effect, if any, of this legislation on their ownership and disposition of the ADSs or ordinary shares.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, which is referred to as the Companies Law below.

As of the date hereof, our authorized share capital consists of 1,000,000,000 ordinary shares, with a par value of US$0.001 each. As the date hereof, there are 41,026,910 ordinary shares issued and outstanding. The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the ordinary shares are held in order to exercise shareholders’ rights in respect of the ordinary shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of ordinary shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs.

Ordinary Shares

General.  All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Dividends.  The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

Voting Rights.  Each of our ordinary shares is entitled to one vote on all matters upon which our ordinary shares are entitled to vote. Voting at any meeting of our shareholders is by show of hands unless a poll is demanded or required by the rules of the designated stock exchange as described in our amended and restated articles of association. A poll may be demanded by:

•	the chairman of the meeting;

•	at least three shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative, or by proxy for the time being entitled to vote at the meeting;

•	any shareholder or shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative, or by proxy and representing not less than one-tenth of the total voting rights of all the shareholders having the right to vote at the meeting;

•	a shareholder or shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative, or by proxy and holding not less than one-tenth of the issued share capital; or

•	any director or directors who, individually or collectively, hold proxies in respect of shares representing 5% or more of the total voting rights at the meeting, if required by the rules of the designated stock exchange.

A quorum required for a meeting of our shareholders consists of at least two shareholders holding at least one-third of our total outstanding shares present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Our shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative. Advance notice of at least ten clear days is required for the convening of our annual general meeting and other shareholders’ meetings.

An ordinary resolution to be passed by our shareholders requires the affirmative vote of a simple majority of the votes attaching to our ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to our ordinary shares. A special resolution is required for important matters such as a change of name or an amendment to our amended and restated memorandum or amended and restated articles of association. Holders of our ordinary shares may effect certain changes by an ordinary resolution, including alteration of the amount of our authorized share capital, consolidation and division of all or any of our share capital into shares of larger or smaller amount than our existing share capital, and cancel any unissued shares.

Transfer of Shares.  Subject to the restrictions of our memorandum and articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of ordinary shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; (e) the shares conceded are free of any lien in favor of us; or (f) a fee of such maximum sum as the New York Stock Exchange may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by any other means in accordance with the requirement of the New York Stock Exchange to that effect, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation.  On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Shares and Forfeiture of Shares.  Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares.  Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by ordinary resolution.

Variations of Rights of Shares.  All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied, modified or abrogated with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class, provided that the necessary quorum shall be a person or persons (or in case of a shareholder being a corporation, its duly authorized representative) together holding or representing by proxy not less than one-third in nominal value of the issued shares of that class.

Inspection of Books and Records.  Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information about Us.”

Differences in Corporate Law

The Companies Law is modeled after that of England and Wales but does not follow recent English statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.  The Companies Law permits mergers and consolidations between Cayman Islands companies (and between Cayman Islands companies and foreign companies if the merged company or consolidated company will continue to be a Cayman Islands company). Merger means the merging of two or more constituent companies into a sole remaining constituent company or surviving company and the vesting of the assets and liabilities of the constituent companies in the surviving company. Consolidation means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of the constituent companies in the consolidated company. The directors of each constituent company must approve a written plan of merger or consolidation (the “Plan”). The Plan must contain certain prescribed information including the basis of converting the shares in each constituent company into shares of the consolidated company or surviving company and the rights attached thereto; any proposed amendments to the memorandum and articles of the surviving company in a merger or the proposed new memorandum and articles of the consolidated company in a consolidation and details of all secured creditors. The Plan must be approved by the shareholders of each constituent company by either:

(a) a majority in number representing 75% in value of the shareholders voting together as one class; or

(b) a special resolution of the shareholders voting together as one class if the shares to be issued to each shareholder in the consolidated company or in the surviving company are to have the same rights and economic value as the shares held in the constituent company.

Shareholders do not need to approve a merger between a Cayman parent company and a Cayman subsidiary. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

The Plan must be filed with the Registrar of Companies together with supporting documents including a declaration (i) of solvency (debts as they fall due), (ii) that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the constituent companies, (iii) of the assets and liabilities of each constituent company, (iv) that no proceedings are outstanding and that no order has been made or resolution passed to wind up the constituent company or to appoint a receiver, trustee or administrator in any jurisdiction (v) that no scheme, order, compromise or arrangement has been made in any jurisdiction whereby the rights of creditors have been suspended or restricted and an undertaking that a copy of the certificate of merger or consolidation will be given to members and creditors of the constituent company and published in the Cayman Islands Gazette.

A certificate of merger or consolidation is issued by the Registrar of Companies which is prima facie evidence of compliance with all statutory requirements in respect of the merger or consolidation.

The effective date of a merger or consolidation is the date the Plan is registered by the Registrar of Companies although the Plan may provide for an effective date up to 90 days after the date of registration.

A dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation unless (i) an open market on a recognized stock exchange or interdealer quotation system exists for the shares at the end of the dissent period (see below) and (ii) the merger or consolidation consideration consists of shares of the surviving or consolidated company or depository receipts in respect thereof; shares or depository receipts of any other company which are listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than 2000 holders on the effective date of the merger or consolidation; cash in lieu of fractional shares or depository receipts. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

The following procedure will otherwise apply:

1. The dissentient shareholder must give written notice of objection (“notice of objection”) to the constituent company before the vote to approve the merger or consolidation.

2. Within 20 days of the vote approving the merger or consolidation the constituent company must give written notice of the approval (“approval notice”) to all dissentient shareholders who served a notice of objection.

3. Within 20 days (“dissent period”) of the approval notice a dissentient shareholder must give a written notice of dissent (“notice of dissent”) to the constituent company demanding payment of the fair value of his shares.

4. Within 7 days of the expiry of the dissent period or within 7 days of the date on which the plan of merger or consolidation is filed with the Registrar of Companies (whichever is later) the constituent company, surviving company or consolidated company must make a written offer (“fair value offer”) to each dissentient shareholder to purchase their shares at a price determined by the company to be their fair value.

5. If the company and the dissentient shareholders fail to agree the price within 30 days of the fair value offer (“negotiation period”) then within 20 days of the expiry of the negotiation period the company must apply to the Grand Court of the Cayman Islands to determine the fair value of the shares held by all dissentient shareholders who have served a notice of dissent and who have not agreed the fair value with the company.

All rights, benefits, immunities, privileges and property (including business and goodwill) of each of the constituent companies will vest in the surviving or consolidated company which will be liable for all debts, contracts, obligations, mortgages, charges, security interests and liabilities of each constituent company. Existing claims, proceedings, judgments, orders or rulings applicable to each constituent company will automatically apply to the surviving company or the consolidated company.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be sanctioned, the court can be expected to sanction the arrangement if it determines that:

•	the statutory provisions as to the required vote have been met;

•	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90.0% of the shares within four months, the offerer may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith, collusion or a breach of the Companies Law.

If an arrangement and reconstruction or take-over offer is approved or accepted, the dissenting shareholders are unlikely to have any rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.  We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not normally be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or ultra vires, which means, beyond the scope or in excess of legal power or authority;

•	the act complained of, although not ultra vires, could be effected only if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification.  Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our amended and restated memorandum and articles of association, we may indemnify our directors, officers, employees and agents against all costs, losses, damages and expenses which they shall or may incur or sustain by reason of the execution of their duty, provided that this indemnity shall not extend to any fraud or dishonesty by such persons.

We have entered into indemnification agreements with our directors and executive officers to indemnify them to the fullest extent permitted by applicable law and our articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Registration Rights

Pursuant to our current shareholders’ agreement entered into in April 2006, as amended, we have granted certain registration rights to holders of our registrable securities, which include our preferred shares and ordinary shares converted from our preferred shares. Set forth below is a description of the registration rights granted under the agreement.

Demand Registration Rights.  Holders of at least 50% of registrable securities have the right to demand, at any time after the earlier of (i) June 30, 2007 or (ii) twelve months following the effectiveness of a registration statement for our initial public offering, that we file a registration statement covering the offer and sale of their securities as long as the securities to be registered is no less than the lesser of (x) 20% of the total registrable securities then outstanding or (y) any lesser percentage if the anticipated gross proceeds from the offering exceed US$5 million. We, however, are not obligated to effect a demand registration if we have already effected one registration in which the holders had an opportunity to participate within the six month period preceding the date of such request. We are not obligated to effect more than two demand registrations. We have the right to defer filing of a registration statement for up to 90 days if our board of directors determines in good faith that filing of a registration will be detrimental to us, but we cannot exercise the deferral right more than once in any twelve month period and cannot register an other shares during the same twelve month period.

Form F-3 or S-3 Registration Rights.  When we are eligible for use of Form F-3 or Form S-3, holders of a majority of registrable securities then outstanding have the right to request that we file a registration statement under Form F-3 or Form S-3. We may defer filing of a registration statement on Form F-3 or Form S-3 no more than once during any twelve month period for up to 60 days if our board of directors determines in good faith that filing such a registration statement will be detrimental to us and our shareholders, provided that we cannot register any other shares during such 60 day period. We are not obligated to file a registration statement on Form F-3 or Form S-3 if, among other things, we have already effected two registrations on Form F-3 or Form S-3 within the twelve month period preceding the date of holders’ request.

Piggyback Registration Rights.  If we propose to file a registration statement for a public offering of our securities other than pursuant to an S-3 or F-3 registration statement or relating to an employee benefit plan or a corporate reorganization, then we must offer holders of registrable securities an opportunity to include in this registration all or any part of their registrable securities. We must use our best effort to cause the underwriters in any underwritten offering to permit these shareholders who so requested to include their shares on the same terms and conditions as our securities to be registered.

Expenses of Registration.  We will pay all expenses relating to any demand, piggyback or F-3 or S-3 registration other than all selling expenses or other amounts payable to underwriters or brokers for selling shareholders, if applicable.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

JPMorgan Chase Bank, N.A., as depositary, will issue the ADSs representing our ordinary shares. Each ADS will represent an ownership interest in one ordinary share which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 1 Chase Manhattan Plaza, Floor 58, New York, NY 10005.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the depositary’s nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement from the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will you receive dividends and other distributions on the shares underlying your ADSs?

We may make various types of distributions with respect to our shares. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (a) appropriate adjustments for taxes withheld, (b) such distribution being impermissible or impracticable with respect to certain registered holders, and (c) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights. However, if we do not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds as cash; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (a) distribute such securities or property in any manner it deems equitable and practicable or (b) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability for interest thereon and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADSs at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may fix record dates for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

•	to receive a dividend, distribution or rights;

•	to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities;

•	for the determination of the registered holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR; or

•	to receive any notice or to act in respect of other matters all subject to the provisions of the deposit agreement.

Voting Rights

How do you vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will state such information as its contained in the voting materials and describe how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs and will include instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will you be able to view our reports?

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the Securities and Exchange Commission.

Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, English translations or summaries of them to ADR holders.

Fees and Expenses

What fees and expenses will you be responsible for paying?

ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is $5.00 for each 100 ADSs (or any portion thereof) issued or surrendered.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of US$0.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement;

•	a fee of US$0.02 per ADS per calendar year for services performed by the depositary in administering our ADR program (which fee shall be assessed against holders of ADRs as of the record date set by the depositary not more than once each calendar year and shall be payable in the manner described in the next succeeding provision);

•	any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our shares or other deposited securities (which charge shall be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•	such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services until its fees for those services and any other unpaid fees are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (a) deduct the amount thereof from any cash distributions, or (b) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of, or arising out of your ADSs. None of the depositary, the custodian or VanceInfo Technologies Inc. shall be liable for the failure by any holder or beneficial owner of ADSs or ordinary shares to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. The depositary and VanceInfo Technologies Inc. shall not incur any liability for any tax consequences that may be incurred by holders and beneficial owners of ADSs or ordinary shares on account of their ownership of ordinary shares, ADRs or ADSs.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

(1) amend the form of ADR;

(2) distribute additional or amended ADRs;

(3) distribute cash, securities or other property it has received in connection with such actions;

(4) sell any securities or property received and distribute the proceeds as cash; or

(5) none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or you otherwise receive notice. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADR by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating hereunder within 45 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating hereunder on the 90th day after our notice of removal was first provided to the depositary. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, the depositary and its custodian may require you to pay, provide or deliver:

•	payment with respect thereto of (a) any stock transfer or other tax or other governmental charge, (b) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register, and (c) any applicable fees and expenses described in the deposit agreement;

•	the production of proof satisfactory to the depositary and/or its custodian of (a) the identity of any signatory and genuineness of any signature and (b) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on our behalf for the transfer and registration of shares, compliance with applicable laws, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADR, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	present or future law, rule or regulation of the United States, the Cayman Islands, the People’s Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations without gross negligence or bad faith;

•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall we, the depositary or any of our respective agents be liable to holders of ADSs or interests therein for any indirect, special, punitive or consequential damages.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to request you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of deposited securities and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Requirements for Depositary Actions

We, the depositary or the custodian may refuse to:

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

•	the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or the depositary decides it is advisable to do so.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADS. A pre-release is closed out as soon as the underlying shares (or rights to receive shares from us or from any registrar, transfer agent or other entity recording share ownership or transactions) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs (marked to market daily); and

•	each recipient of pre-released ADSs agrees in writing that he or she:

•	owns the underlying shares;

•	assigns all rights in such shares to the depositary;

•	holds such shares for the account of the depositary; and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands (but in any event within five business days of the depositary’s demand therefor).

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

Appointment

In the deposit agreement, each holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs; and

•	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

PLAN OF DISTRIBUTION

We may sell or distribute the ADSs offered by this prospectus, from time to time, in one or more offerings, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these or any other legally available means.

The prospectus supplement with respect to the ADSs may state or supplement the terms of the offering of the ADSs.

In addition, we may issue the ADSs as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase ADSs and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our ADSs through any of these methods or any other method described in the applicable prospectus supplement.

Our ADSs distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the ADSs for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the ADSs from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the ADSs in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer the ADSs to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the ADSs will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered ADSs if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of ADSs offered through this prospectus, we will sell the ADSs to them as principals. They may then resell those ADSs to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the ADSs offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such ADSs may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered ADSs and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment.

We may sell the ADSs directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those ADSs. The terms of any such sales will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase ADSs at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Our ADSs representing our ordinary shares are listed on the New York Stock Exchange. Any underwriters that we use in the sale of offered ADSs may make a market in such ADSs, but may discontinue such market making at any time without notice.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the ADSs. Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the ADSs to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

We may have agreements with agents, underwriters, and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be less than this amount.

LEGAL MATTERS

We are being represented by Latham & Watkins with respect to certain legal matters as to United States federal securities and New York state law. The validity of the ordinary shares and legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. We are being represented by Fangda Partners with respect to legal matters as to PRC law. Latham & Watkins may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Fangda Partners with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our annual report on Form 20-F for the year ended December 31, 2009, and the effectiveness of our company’s internal control over financial reporting have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Touche Tohmatsu CPA Ltd. are located at 8/F, Deloitte Tower, The Towers, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, the People’s Republic of China.